Exhibit 99.1

The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

MOSAIC ANNOUNCES PRELIMINARY THIRD QUARTER VOLUMES
Tampa, FL, October 10, 2025 – The Mosaic Company (NYSE: MOS) today announced preliminary third quarter 2025 segment volumes. Expectations and guidance for the fourth quarter and full year will be discussed in the upcoming third quarter earnings release and conference call.
Phosphates
On the second quarter earnings call, Mosaic discussed delays in asset health restoration activities within the Phosphate segment. The completion of elevated turnaround and asset health restoration work in early August together with process refinements enabled Mosaic to achieve its targeted production run rate for several consecutive weeks until unexpected mechanical issues at the Riverview sulfuric acid plant and utility interruptions at Bartow in mid-September caused a meaningful decline in overall production for the remainder of the month. As a result, third quarter phosphate production volumes of approximately 1.7 million tonnes, while meaningfully higher than previous quarters, fell below management’s expectations. These issues have since been addressed, and Mosaic expects that the asset health investments completed to date will lead to a sustainable improvement in production rates going forward.
Third quarter sales volumes were approximately 1.6 million tonnes, below production volumes mostly due to the lag of shipments already confirmed and priced.
Mosaic Fertilizantes
Sales volumes for Mosaic Fertilizantes in the third quarter were approximately 2.8 million tonnes, a 25% increase from the second quarter. Consistent with previous practice, Mosaic continues to focus on optimizing profitability in a tight credit environment.
Potash
Production and sales volumes for potash in the third quarter were both approximately 2.3 million tonnes.

Third Quarter 2025 Earnings Release Webcast and Conference Call Information

The Mosaic Company (NYSE:MOS) plans to release third quarter 2025 earnings results on Tuesday, November 4th, 2025, after close of trading on the New York Stock Exchange. The company will issue a news wire alert when materials are publicly available on the company’s website. On Wednesday,

November 5th, beginning 11:00 a.m. Eastern Time, the company will host a conference call to discuss the results.
Conference Call Details:

Dial-in number (Toll Free)	+1 877-883-0383
International Dial-in number	+1-412-902-6506
Participant Elite Entry Number	1984194

Link to Webcast of the Conference Call: https://investors.mosaicco.com/events-and-presentations/default.aspx
A webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. An audio replay of the call will be available up to one year from the time of the earnings call.
About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Through its Mosaic Biosciences platform, the company is also advancing the next generation biological solutions to help farmers improve nutrient use efficiency and crop performance sustainably. Mosaic provides a single-source supply of phosphate, potash, and biological products for the global agriculture industry. More information on the company is available at www.mosaicco.com.
Contacts:

Investors: Jason Tremblay, 813-775-4282 jason.tremblay@mosaicco.com Joan Tong, CFA, 863-640-0826 joan.tong@mosaicco.com	Media: Ben Pratt, 813-775-4206 benjamin.pratt@mosaicco.com

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about future financial and operating performance. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: political and economic instability and changes in government policies in countries in which we have operations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks, including the impact of U.S. tariffs and retaliatory tariffs on economic conditions; and other risks associated with Mosaic’s international operations; a material adverse change in our Ma'aden investment with respect to the financial position, performance, operations or prospects of Ma'aden; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of America or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s potash mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

Preliminary Third Quarter 2025 Results

This press release includes estimated operating results for the third quarter of 2025, which are preliminary and represent the most recent information available to management. The Company’s actual results may differ from these estimated results, including due to the completion of its financial closing procedures and final adjustments.